CONSENT OF INDEPENDENT ACCOUNTIING SERVICE

March 26, 2019

Board of Directors of Co-optrade,

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated March 26, 2019, with respect to the balance sheets of Co-optrade as of February 28, 2019 and the related statements of operations, shareholder’s equity and cash flows for the August 2017 (inception) to February 2019 (period ending) .

Additionally, we consent to and acknowledge the reference to our company as an expert in auditing and accounting as disclosed in the foregoing offering documents.

/s/ Michelle Hitchcock

Owner of Michelle Hitchcock Bookkeeping

March 26, 2019

www.mhbkpg.com michelleh@mhbkpg.com

6225 Acorn Street, #48

San Diego, CA  92115

619-577-8338